EXHIBIT (11)

                      TEMPLE-INLAND INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                   (in thousands, except for per share data)




                                             13 Weeks Ended
                                        ---------------------
                                         April 4,   March 29,
                                           1998        1997
                                        ---------   ---------

  Basic
  Weighted average shares outstanding     56,038      55,426
                                          ======      ======

    Net income                          $ 26,457    $ 13,249
                                          ======      ======

    Earnings per share                  $    .47    $    .24
                                          ======      ======

  Diluted
  Weighted average shares outstanding     56,038      55,426
  Effect of dilutive stock options           177         178
                                          ------      ------
    Total weighted average shares
      outstanding                         56,215      55,604
                                          ======      ======

    Net income                          $ 26,457    $ 13,249
                                          ======      ======

    Earnings per share                  $    .47    $    .24
                                          ======      ======




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